Exhibit 3.29

FILED STATE OF WASHINGTON DEC 14 1999

RALPH MUNRO SECRETARY OF STATE

ARTICLES OF AMENDMENT

OF

AIR CARRIER INTERIORS, INC.

(UBI No. 601-851-901)

(Changing Name to Bridport-Air Carrier, Inc.)

Pursuant to RCW 23B.10.060, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the corporation is Air Carrier Interiors, Inc. (the “Corporation”).

SECOND: The Articles of Incorporation are hereby amended as follows:

Article I

Name

The name of the corporation-is Bridport-Air Carrier, Inc. (the “Corporation”).

THIRD: The amendment does not provide for an exchange, reclassification, or cancellation of issued shares.

FOURTH: The foregoing amendment was adopted by the Board of Directors of the Corporation on October 26,1999 without shareholder action, in accordance with the provisions of RCW 23B.10.020. Shareholder action is not required.

AIR CARRIER ACQUISITION CORP.

Date: October 26, 1999	By:	/s/ Keith McConnell
Keith McConnell, President